UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Community Valley Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2010

Dear Shareholders:

You are cordially invited to attend Community Valley Bancorp’s annual meeting of shareholders. The meeting will be held on Thursday, June 3, 2010 at 6:00 p.m. at 2041 Forest Avenue, Chico, California.

At the meeting, shareholders will be asked to elect directors for the ensuing year and to ratify Perry-Smith, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  Information regarding the nominees for election of directors and the ratification of accounting firm is set forth in the accompanying proxy statement.

Whether or not you plan to attend the meeting, it is very important your shares be represented.  Please indicate on the enclosed proxy card your vote on the matters presented; then sign, date, and return the proxy card in the enclosed envelope.  You also have the options of telephone voting or voting online.  If you choose to vote by phone or electronically, please follow the instructions on the proxy card.   If you do attend the meeting and wish to vote in person, your proxy will be withdrawn at that time.

We urge you to vote “FOR” each of the directors and “FOR” the ratification of Perry-Smith, LLP as the Company’s accounting firm.

Regards,

Donald W. Leforce	John F. Coger
Chairman of the Board	President
Chief Executive Officer

Community Valley Bancorp

1360 East Lassen Avenue

Chico, California 95973

Notice of Annual Meeting of Shareholders

June 3, 2010

The Proxy Statement and 2009 Annual Report to Shareholders

are available at http://www.communityvalleybancorp.com/proxy

To the Shareholders of

Community Valley Bancorp:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its board of directors, the Annual Meeting of Shareholders of Community Valley Bancorp will be held at the Butte Community Bank branch located at 2041 Forest Avenue, Chico, California on Thursday, June 3, 2010 at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.                                      Election of Directors.  To elect ten (10) persons to the board of directors to serve until the 2011 annual meeting of shareholders and until their successors are elected and have been qualified.  The persons nominated by management to serve as directors are:

M. Robert Ching, M.D.	Ellis L. Matthews
John F. Coger	Luther W. McLaughlin
Eugene B. Even	Robert L. Morgan, M.D.
John D. Lanam	James S. Rickards
Donald W. Leforce	Keith C. Robbins

2.                                      Ratification of Selection of Accountants.  To ratify the selection of Perry-Smith LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

3.                                      Transaction of Other Business.  To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 15, 2010 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting.

Section 3.3 of Article III of the Bylaws sets forth the nomination procedure for nominations of directors.  Section 3.3 provides:

Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the  extent known to the notifying shareholder: (a) the name and address of each  proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

By Order of the Board of Directors

April 29, 2010	James S. Rickards, Secretary

Please indicate on the proxy whether or not you expect to attend the meeting so that we can arrange for adequate accommodations.

Proxy Voting:  Your vote is important.  Unless you plan to vote in person at the meeting, please submit your proxy as soon as possible via the Internet, telephone or mail.

Community Valley Bancorp

Proxy Statement

Annual Meeting of Shareholders

June 3, 2010

Introduction

This proxy statement is furnished in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Shareholders of Community Valley Bancorp to be held at the Butte Community Bank branch located at 2041 Forest Avenue, Chico, California on Thursday, June 3, 2010 at 6:00 p.m., and at any and all adjournments thereof.

It is anticipated that this proxy statement and the accompanying notice and form of proxy will be mailed on or about April 29, 2010 to shareholders eligible to receive notice of, and to vote at, the meeting.

Shareholders may also view these proxy materials on the internet at the website “http://www.communityvalleybancorp.com/proxy”.  The proxy materials on the internet include the notice of annual meeting of shareholders and this proxy statement.

General Information

Voting By Proxy.  Whether or not you plan to attend the annual meeting, you may submit a proxy to vote the shares registered in your name via Internet, telephone or mail as more fully described below:

•                                By Internet:  Go to www.investorvote.com/cvll and follow the instructions.  You will need information from your proxy card or electronic delivery notice to submit your proxy.

•                                By Telephone:  Call 1-800-652-VOTE (8683) and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•                                By Mail:  Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive separate voting instructions directly from the holder of record.  All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone.  If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations “FOR”:

•                                Proposal 1:  Election to the Board of the 10 nominees named in this proxy statement; and

•                                Proposal 2:  Ratification of the registered independent public accounting firm for 2010.

If other matters properly come before the annual meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.  Such persons also have discretionary authority to vote to adjourn the annual meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised by:

•                                written notice of revocation delivered to the Corporate Secretary;

•                                a properly executed proxy of a later date mailed to the Company;

•                                casting a new vote by telephone or Internet; or

•                                voting in person at the annual meeting.

Persons Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of Community Valley Bancorp.  The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in the solicitation of proxies for the meeting will be borne by Community Valley Bancorp.  It is contemplated that proxies will be solicited principally through the use of the mail, but directors, officers and employees of Community Valley Bancorp may solicit proxies personally or by telephone, without receiving special compensation.

Voting Securities

There were issued and outstanding 6,699,603 shares of Community Valley Bancorp’s common stock, 240,000 shares of preferred stock Series A, and 105,647 shares of preferred stock Series B on April 15, 2010, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting.  On any matter submitted to the vote of the shareholders, each holder of Community Valley Bancorp’s common stock, preferred stock Series A or preferred stock Series B will be entitled to one vote, in person or by proxy for each share of stock he, she or it held of record on the books of Community Valley Bancorp as of the record date.  In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively.  If any shareholder of Community Valley Bancorp gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors.  Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected.  These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.  If cumulative voting is declared at the meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxyholders, in accordance with management’s recommendation.  The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum.  The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

Shareholdings of Certain

Beneficial Owners and Management

Management of Community Valley Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of Community Valley Bancorp’s common stock, preferred stock Series A or Series B except as set forth in the table below.  The following table sets forth, as of February 1, 2010, the number and percentage of shares of Community Valley Bancorp’s outstanding stock beneficially owned, directly or indirectly, by each of Community Valley Bancorp’s directors, named executive officers and principal shareholders and by the directors and executive officers of Community Valley Bancorp as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of February 1, 2010.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.  Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Community Valley Bancorp.

Amount and Nature of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Directors and Named Officers:
M. Robert Ching, M.D.	128,081	(2)	1.8%
John F. Coger	148,218	(3)	2.1%
Eugene B. Even	88,513	(4)	1.3%
John D. Lanam	152,362	(5)	2.2%
Donald W. Leforce	206,072	(6)	2.9%
Ellis L. Matthews	69,298	(7)	*
Luther W. McLaughlin	49,854	(8)	*
Robert L. Morgan, M.D.	233,067	(9)	3.3%
James S. Rickards	194,390	(10)	2.8%
Keith C. Robbins	155,317	(11)	2.2%
Gary B. Strauss, M.D.	262,034	(12)	3.7%
Hubert I. Townshend	196,069	(13)	2.8%

Principal Shareholder:
Community Valley Bancorp ESOP	502,962	(14)	7.0%
Schmelke Family Trust	400,354	(15)	5.6%

All Directors and Officers as a Group (12 in all)	1,883,275	(16)	26.4%

*              Less than one percent.

(1)                                  Includes shares subject to options held by each director and the directors and officers as a group that are exercisable within 60 days of February 1, 2010.  These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)                                  Dr. Ching has shared voting and investment powers as to 51,726 of these shares and has 26,666 common shares acquirable by exercise of stock options.  Of the total shares owned by Dr. Ching, 6,000 shares are preferred stock Series A of which he has shared voting and investment powers and which represents 2.5% of that series of preferred stock.

(3)                                  Mr. Coger has shared voting and investment powers as to 105,612 of these shares and has 216 common shares acquirable by exercise of stock options.  Of the total shares owned by Mr. Coger, 12,000 shares are preferred stock Series A of which he has sole voting and investment powers and which represents 5% of that series of preferred stock.

(4)                                  Of the total shares owned by Mr. Even, 6,000 shares are preferred stock Series A of which he has sole voting and investment powers and which represents 2.5% of that series of preferred stock.

(5)                                  Mr. Lanam has shared voting and investment powers as to 117,771 shares and has 12,166 common shares acquirable by exercise of stock options.  Of the total shares owned by Mr. Lanam, 6,000 shares are preferred stock Series A of which he has shared voting and investment powers and which represents 2.5% of that series of preferred stock.

(Footnotes continued on the following page.)

(6)                                  Mr. Leforce has shared voting and investment powers as to 171,928 shares and has 16,666 common shares acquirable by exercise of stock options.  Of the total shares owned by Mr. Leforce, 6,000 shares are preferred stock Series A of which he has shared voting and investment powers and which represents 2.5% of that series of preferred stock.

(7)                                  Of the total shares owned by Mr. Matthews, 6,000 shares are preferred stock Series A of which he has sole voting and investment powers and which represents 2.5% of that series of preferred stock.

(8)                                  Of the total shares owned by Mr. McLaughlin 1,604 of these shares represent common shares acquirable by exercise of stock options and 36,000 of these shares are preferred stock Series A of which he has sole voting and investment powers and which represents 15.0% of that series of preferred stock.

(9)                                  Dr. Morgan has shared voting and investment powers as to 227,067 shares, and the remaining 6,000 shares owned by Dr. Morgan shares are preferred stock Series A of which he has shared voting and investment powers and which represents 2.5% of that series of preferred stock.

(10)                            Mr. Rickards has shared voting and investment powers as to 145,106 shares and has 14,356 common shares acquirable by exercise of stock options.

(11)                            Mr. Robbins has shared voting and investment powers as to 55,258 shares and has 26,566 common shares acquirable by exercise of stock options.  Of the total shares owned by Mr. Robbins, 6,000 shares are preferred stock Series A of which he has sole voting and investment powers and which represents 2.5% of that series of preferred stock.

(12)                            Dr. Strauss has shared voting and investment powers as to 178,454 shares and has 25,606 common shares acquirable by exercise of stock options.

(13)                            Mr. Townshend has shared voting and investment powers as to 173,589 shares.

(14)                            Community Valley Bancorp ESOP’s address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(15)                            The Schmelke Family Trust’s address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(14)         Includes 126,678 shares acquirable by exercise of stock options.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Community Valley Bancorp’s directors and certain executive officers and persons who own more than ten percent of a registered class of Community Valley Bancorp’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The Reporting Persons are required by Securities and Exchange Commission regulation to furnish Community Valley Bancorp with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 4 or 5 were required for those persons, Community Valley Bancorp believes that, during 2009 the Reporting Persons complied with all filing requirements applicable to them.

The Board of Directors and Committees

Community Valley Bancorp’s board of directors met 15 times in 2009.  None of Community Valley Bancorp’s directors attended less than 75 percent of all board of directors’ meetings and committee meetings of which they were a member.  Community Valley Bancorp has a standing Audit Committee, a standing Compensation Committee and a standing Corporate Governance/Nominating Committee.  The leadership structure of the board of directors is headed by the chairman of the Board Mr. Donald W. Leforce, an outside director.  The Board prefers for the positions of the Chairman and Chief Executive Officer to be separate and independent of each other.

Corporate Governance Principles and Board Matters

Community Valley Bancorp is committed to having sound corporate governance principles which are important to the way Community Valley Bancorp manages its business and to maintaining Community Valley Bancorp’s integrity in the marketplace.  Highlights of Community Valley Bancorp’s corporate governance practices are described below.  Additional information including Community Valley Bancorp’s Audit Committee Charter, Compensation Committee Charter, Corporate Governance/Nominating Committee Charter, Code of Ethics and Code of Corporate Conduct is available at its Web site at http://www.communityvalleybancorp.com.

Board and Audit Committee Independence

The Board has determined that a majority of the directors standing for reelection are “independent” within the meaning of the director independence standards set by the Nasdaq Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), as currently in effect and as they may be changed from time to time.  Furthermore, the Board has determined that each of the current members of the Audit Committee is “independent” within such director independence standards and that each member of the Audit Committee satisfies the financial literacy requirements set forth under Rule 4350(d)(2) of the NASDAQ Rules.

Consideration of Director Nominees

Shareholder Nominees

Although the Board has no formal policy with regard to shareholder nominees, Community Valley Bancorp’s Corporate Governance/Nominating Committee will consider all shareholder nominees to the Board based on their merits as discussed below.  Any shareholder nominations proposed for consideration by the Corporate Governance /Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Community Valley Bancorp

1360 East Lassen Avenue

Chico, California 95973

In addition, the bylaws of Community Valley Bancorp permit shareholders to nominate directors for consideration at an annual shareholder meeting.  For a description of the process for nominating directors in accordance with the bylaws, please see the notice to this proxy statement.

Selection and Evaluation of Director Candidates

The Corporate Governance/Nominating Committee is responsible for identifying candidates for membership on the Board and makes determinations as to whether to recommend such candidates’ nomination to the Board based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths.  This assessment typically includes issues of expertise in industries important to Community Valley Bancorp, functional expertise in areas such as marketing, human resources, operations, finance and information technology and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time.  The Corporate Governance/Nominating Committee does not have any written specific minimum qualifications or skills that they believe must be met by either their candidates or a shareholder-recommended candidate in order to serve on the Board.  The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service.  Current members of the Board with skills and experience that are relevant to Community Valley Bancorp’s business and who are willing to continue in service are considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not to wish to continue in service or if the Corporate Governance/Nominating Committee or the Board decided not to nominate a member for reelection, the Corporate Governance/Nominating Committee identifies the desired skills and experience of a new nominee in light of the following criteria.  When identifying and evaluating new directors, the Corporate Governance/Nominating Committee considers the diversity and mix of the existing board of directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), minority and female representation on the Board of Directors, employment experience, community representation, public interest considerations and the implementation of Community Valley Bancorp’s strategic plan.  Among other things, when examining a specific candidate’s qualifications, the Corporate Governance/Nominating Committee considers: the ability to represent the best interest of Community Valley Bancorp, existing relationships with Community Valley Bancorp, interest in the affairs of Community Valley Bancorp and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within Community Valley Bancorp’s community, community service, integrity, business judgment, ability to develop business for Community Valley Bancorp and the ability to work as a member of a team.  All nominees to be considered at the meeting were recommended by the Corporate Governance/Nominating Committee in executive session.  The nominating committee does not have a policy on with regard to the consideration of diversity in identifying director nominees.

Communications with the Board and Annual Meeting Attendance

Individuals who wish to communicate with Community Valley Bancorp’s Board may do so by sending a written letter to Community Valley Bancorp’s Board at Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.  Any communications intended for nonmanagement directors should be sent to the aforementioned address to the attention of the Chairperson of the Audit Committee.  Community Valley Bancorp does not have a policy regarding Board member attendance at annual meetings of shareholders.  All of the directors of Community Valley Bancorp attended Community Valley Bancorp’s 2009 annual meeting of shareholders, except for Dr. Strauss.

Code of Corporate Conduct and Code of Ethics

Community Valley Bancorp has adopted a Code of Corporate Conduct that is applicable to the officers, directors and employees of Community Valley Bancorp.  Community Valley Bancorp’s

principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions also adhere to a Code of Ethics for Senior Financial Officers.  The Code of Corporate Conduct and the Code of Ethics for Senior Financial Officers are available on Community Valley Bancorp’s Web site at http://www.communityvalleybancorp.com.

Board Oversight of Enterprise Risk

The Board has delegated responsibility for overseeing risk management for the Company to the Corporate Governance/Nominating Committee.  On a semi-annual basis, the Company’s risk manager provides a comprehensive risk report to the Board.  The Board has primary responsibility for overseeing risk management for the Company.  The full board also engages in periodic discussions with the risk manager, CEO, CFO, Chief Credit Officer and other company officers as the board may deem appropriate related to risk management.  In addition, each board committee has been assigned oversight responsibility for specific areas of risk and risk management to be included as an agenda topic at all regular committee meetings.  The committees consider risks within their areas of responsibility, for instance the Compensation Committee considers risks that may result from changes in compensation programs, and the Loan Committee of Butte Community Bank focuses on risk related to credit and interest rates, among others.  The risk manager reports directly to the President.

Financial Expert

The Board has determined that Luther McLaughlin meets all of the attributes of an “audit committee financial expert” and “independence” as those meanings are defined by the applicable rules and regulations of the SEC and NASDAQ.

Board Committees

Audit Committee

The Audit Committee met 12 times during the year ended December 31, 2009.  During 2009, the Audit Committee of Community Valley Bancorp consisted of Directors Lanam (chairman), Even, Matthews, Morgan and McLaughlin.  Director Luther McLaughlin is deemed by the Board of Community Valley Bancorp to be an “audit committee financial expert.”  Director McLaughlin has an understanding of generally accepted auditing principles (“GAAP”) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that Community Valley Bancorp reasonably expects to be raised by Community Valley Bancorp’s financial statements.  Director McLaughlin is a retired Certified Public Accountant.

The Audit Committee oversees Community Valley Bancorp’s corporate accounting and reporting practices and the quality and integrity of Community Valley Bancorp’s financial statements and reports, selects, hires, oversees and terminates Community Valley Bancorp’s independent auditors, monitors Community Valley Bancorp’s independent auditors’ qualifications, independence and performance, monitors Community Valley Bancorp’s and its affiliates’ compliance with legal and regulatory requirements, and oversees all internal auditing functions and controls.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Preapproval is generally provided for up to one year and any preapproval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairman when expedition of services is necessary.  The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this preapproval, and the fees for the services performed to date.  The tax fees and other fees paid in 2010 and 2009 were approved per the Audit Committee’s preapproval policies.

The Audit Committee meets annually to discuss and review the overall audit plan.  A copy of the Audit Committee Charter is available on Community Valley Bancorp’s Web site at http://www.communityvalleybancorp.com.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Community Valley Bancorp specifically incorporates this information by reference, and this report of the Audit Committee shall not otherwise be deemed filed under the Acts.

The Audit Committee has reviewed Community Valley Bancorp’s audited financial statements and discussed such statements with management.  The Audit Committee has discussed with Perry-Smith, LLP, Community Valley Bancorp’s independent auditors during the year 2008, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

The Audit Committee received written disclosures and a letter from Perry-Smith. LLP, required by Independence Standards Board Standard No. 1 and has discussed with them their independence from management.  The Audit Committee has also considered whether the independent auditors’ provision of other nonaudit services is compatible with the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that Community Valley Bancorp’s audited financial statements be included in Community Valley Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

The Audit Committee

John D. Lanam, Chairman	Eugene B. Even
Ellis L. Matthews	Luther W. McLaughlin
Robert L. Morgan, M.D.

Corporate Governance/Nominating Committee

Community Valley Bancorp has a Corporate Governance/Nominating Committee that was formed in August 2008 and met one time in 2009.  The charter of the Corporate Governance/Nominating Committee is at the website http://www.communityvalleybancorp.com.  The Corporate Governance/Nominating Committee consists of Mr. McLaughlin (Chairman), Messrs. Lanam,

Morgan and Rickards, all of whom are independent as defined by applicable NASDAQ and SEC rules.  The Corporate Governance/Nominating Committee evaluates, reviews and nominates candidates to the board of directors, reviews and approves corporate governance issues.

Compensation Committee

Community Valley Bancorp has a Compensation Committee that met three times in 2009.  The Compensation Committee consists of Mr. Rickards, Chairman and Messrs. Lanam, McLaughlin, Townshend and Dr. Ching, all of whom are independent as defined by applicable NASDAQ and SEC rules.  The charter of the Compensation Committee is at the website http://www.communityvalleybancorp.com.  The Compensation Committee evaluates, reviews and nominates candidates to the board of directors, reviews human resource policies, establishes the compensation for the Chief Executive Officer and other executive officers, reviews salary recommendations, grants stock options and approves other personnel matters, which are in excess of management’s authority.

Proposal 1:

Election of Directors

Nominees

Community Valley Bancorp’s Bylaws provide that the number of directors of Community Valley Bancorp shall not be less than eight (8) nor more than fifteen (15) until changed by an amendment of the articles of incorporation or the bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, provided that a proposal to reduce the authorized number or the minimum number of directors below five cannot be adopted.  The exact number of directors shall be fixed from time to time, within the range: (i) by a resolution duly adopted by the board of directors; (ii) by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote; or (iii) by approval of the shareholders.  The exact number of directors has been set at ten (10) effective as of the time of completion of the election of directors at the 2010 annual meeting.

The persons named below, all of whom are currently members of the board of directors, have been nominated for election as directors to serve until the 2011 annual meeting of shareholders and until their successors are elected and have qualified.  Votes of the proxyholders will be cast in such a manner as to effect the election of all ten (10) nominees, as appropriate, (or as many thereof as possible under the rules of cumulative voting).  The ten (10) nominees for directors receiving the most votes will be elected directors.  In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors.  The board of directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The following table sets forth, as of February 1, 2010, the names of, and certain information concerning, the persons nominated by the board of directors for election as directors of Community Valley Bancorp.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years

M. Robert Ching, M.D.	63	2002	Orthopedic surgeon.

John F. Coger Chief Executive Officer and President	60	2004

Chief Executive Officer and President of the Community Valley Bancorp and Butte Community Bank. He was formerly the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Community Valley Bancorp. President and Chief Operating Officer of Butte Community Bank.

Eugene B. Even	82	2002	Retired.

John D. Lanam	74	2002	Retired.

Donald W. Leforce Chairman of the Board	62	2002	Retired. Past President of Compass Equipment, Inc., a mining and heavy construction equipment sales corporation.

Ellis L. Matthews	75	2002	Retired.

Luther W. McLaughlin	65	2005	Retired Certified Public Accountant. Former owner and Past President of Matson and Isom, a public accountancy corporation.

Robert L. Morgan, M.D.	81	2002	Retired.

James S. Rickards Secretary	59	2002	Real estate broker.

Keith C. Robbins President/CEO	67	2002	Former President and Chief Executive Officer of Community Valley Bancorp. Former Chief Executive Officer of Butte Community Bank.

The nominees named above have served as the initial members of Community Valley Bancorp’s board of directors since their appointment in 2002 except for Messrs. Coger and McLaughlin.  All nominees will continue to serve if elected at the meeting until the 2011 annual meeting of shareholders and until their successors are elected and have qualified.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of Community Valley Bancorp acting within their capacities as such.  There are no family relationships between any of the directors of Community Valley Bancorp.  No director of Community Valley Bancorp serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Executive Officers

The following table sets forth information, as of February 1, 2010, concerning executive officers of Community Valley Bancorp:

Name	Age	Position and Principal Occupation For the Past Five Years

John F. Coger	60

Chief Executive Officer and President of Community Valley Bancorp and Chief Executive Officer and President of Butte Community Bank. Mr. Coger was previously the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Community Valley Bancorp and Chief Operating Officer and President of Butte Community Bank.

Barbara A. Crouse	45

Senior Vice President and Chief Financial Officer of Community Valley Bancorp and Senior Vice President and Chief Financial Officer of Butte Community Bank. Ms. Crouse was previously Vice President and Senior Financial Officer of Butte Community Bank. Ms. Crouse started with Butte Community Bank in 1997.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  The base salary is the fixed portion of cash compensation paid by Community Valley Bancorp to its executive officers.  The base salary of the chief executive officer, Mr. Coger is $220,000 per year effective January 2010 when he was promoted to Chief Executive Officer and President.  He continues to serve under his employment agreement that was negotiated in 1995 which provides that the board of directors has discretion to adjust his base salary.  Ms. Crouse was promoted to the executive position of Senior Vice President and Chief Financial Officer Community Valley Bancorp and has an annual salary of $100,000 and serves without an employment agreement.  The Compensation Committee expects to review and adjust the base salaries of its named executive officers annually.

Discretionary Annual Incentive Bonus.  The discretionary annual incentive bonus is the variable portion of the cash compensation paid by Community Valley Bancorp to its named executive officers, and this variable portion is pay for performance.  The annual incentive bonuses are designed to drive achievement of Community Valley Bancorp’s annual minimum financial performance standards.  No incentive bonus was earned in 2009 by any named executive officer.

The incentive plan for Community Valley Bancorp in 2009 was established by the Committee in November 2005, and utilized a formula designed to set Community Valley Bancorp’s aggregate discretionary annual bonus pool.  Community Valley Bancorp’s incentive compensation formula for incentive bonus for 2009 provided for a total incentive bonus pool for the top executive officers, if minimum financial performance standards were achieved.

As of the date of this proxy statement the discretionary bonus formula, minimum financial performance standards, and allocation percentages for the different executive officers for 2010, has not been determined.

Equity Based Long Term Incentive Program.  Community Valley Bancorp has a stock option plan to provide its named executive officers with equity compensation consisting of stock options to try to align their interests with the interests of Community Valley Bancorp’s shareholders.  While Community Valley Bancorp does not have any Company stock ownership requirements, Company stock ownership is considered when granting stock options to Community Valley Bancorp’s named executive officers.  No stock options were granted in 2009 to any named executive officer, and no determination has been made by the Compensation Committee to grant any stock options to any named executive officer in 2010.

The Compensation Committee will consider discretionary future grants to Community Valley Bancorp’s named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive’s existing long-term incentives and Company stock retention considerations.

Post-Employment Executive Compensation.

Salary Continuation Plans.  Community Valley Bancorp provides Mr. Robbins and Mr. Coger with significant post-employment benefits in the form of salary continuation benefits as an important part of their total executive compensation to reward them for their service and loyalty to Community Valley Bancorp.  The purpose of the salary continuation agreements is to provide special incentive to the experienced executive officer to continue employment with Community Valley Bancorp on a long-term basis.  These agreements provide the executive with salary continuation benefits of up to $175,000 to Mr. Robbins and $125,000 to Mr. Coger per year for 20 years after their retirement from Community Valley Bancorp at their normal retirement age.  The actual salary continuation payments when paid will be increased 3% per year from the time such payments begin.  The normal retirement age is 65.  Mr. Robbins is fully vested as to the annual benefits of $175,000 per year for 20 years.  Mr. Coger is fully vested as to the annual benefits of $125,000 per year for 20 years.  Mr. Robbins began drawing salary continuation benefits as of January 2010.

In the event of death of the named executive officer prior to retirement and while in the active service of Community Valley Bancorp, the executive’s beneficiary is paid the amount benefits as if the executive survived to retirement age with payments beginning the month after the executive’s death. In the event of disability wherein the executive does not continue employment with Community Valley Bancorp, the executive is entitled to salary continuation benefits, at their vested amount upon termination of employment.

In the event of a change of control of Community Valley Bancorp and the termination of the executive within 12 months the change in control, the executive becomes fully vested in his or her salary continuation payments and the benefit payments begin after six months after the executive’s termination of employment, except with respect to the second salary continuation agreement for Mr. Robbins which does not address a change in control.

The determination of the annual benefit amounts in the salary continuation agreements for Mr. Robbins and Mr. Coger was determined by the Compensation Committee based on their respective duties and responsibilities.  The Compensation Committee believes these salary continuation benefits to the named executive officers are similar to the severance benefits offered by its peers and are necessary for the retention of the named executive officers and for the recruitment of new executive officers.

Supplemental Executive Retirement Plans.  Community Valley Bancorp also provides Mr. Robbins and Mr. Coger with post-employment benefits in the form of supplemental executive retirement plans (“SERPs”) as an important part of their total executive compensation.  These benefits are to reward them for their service and loyalty to Community Valley Bancorp.  The purpose of the supplemental executive retirement plans is to provide special incentive to the experienced executive officer to continue employment with Community Valley Bancorp on a long-term basis.  These agreements provide the executive with expected annual retirement benefits of $55,000 average to Mr. Robbins and $40,000 average to Mr. Coger for 20 years after retirement.  Expected retirement benefits will increase based in part on the aggregate annual after tax income with respect to certain insurance policies.  Normal retirement age is age 65 for these benefits.  In the event of a Change of Control, the Normal Benefit shall vest one hundred percent (100%) and Normal Benefit payments shall be made in two hundred forty (240) monthly installments commencing on the first day of the month following the Change in Control date.  Mr. Robbins began drawing benefits under the Supplement Executive Retirement Plan as of January 2010.

The SERPs also allow Mr. Robbins and Mr. Coger to defer salary and incentive compensation. Deferred balances increase each year based on interest earned.  Interest is accrued on the account balances and compounded annually at a fixed annual rate of six percent (6%).

Change-in-Control Agreements.  The employment agreement with Mr. Coger provides that in the event of a change in control he will continue to receive his then base salary for the remaining term of his respective employment agreement which may be for as long as three years.

Perquisites.  The named executive officers receive certain perquisites provided by or paid for by Community Valley Bancorp. These perquisites include use of a Company car, country club dues, director retreats or conferences.  The perquisites for the named officers are detailed in the footnote to the Summary Compensation Table included in this proxy statement.  Community Valley Bancorp provides these perquisites to their named executive officers because these perquisites are offered by many of its peers, and therefore the Committee believes that providing these perquisites to the named executive officers is necessary for their retention and for the recruitment of new executive officers.

Employment Agreements.

Mr. Coger has a renewable three year employment contract with Community Valley Bancorp that began April 27, 1995 and currently expires April 27, 2011.  Unless the employment contract is terminated as provided in the contract, the term of the employment contract shall automatically extend on the anniversary date so as to always remain a three year employment contract.  The base salary for Mr. Coger may be adjusted by the board at its discretion and is $220,000 for 2010.  In the event of termination because of death or disability of the executive, or for cause, Mr. Coger will be entitled to three months of his then base salary and 30 days of continued health and life insurance benefits.  In the event of termination without cause, Mr. Coger shall be entitled to payment by Community Valley Bancorp at the rate of executive’s total compensation for the previous calendar year for the remaining term of his employment agreement.  The employment agreement with Mr. Coger provides that in the event of a change in control he will receive his then base salary for the remaining term under his respective employment agreements which may as much as his then base salary for three years.

Summary Compensation Table.

Name/Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(1)(2)(3)(4)(5) All Other Compensation ($)	Total Compensation ($)
Keith C. Robbins	2009	250,093	0	0	0	0	192,051	442,144
President/CEO (6).	2008	263,256	0	0	0	214,980	413,957	892,193

John F. Coger	2009	185,250	0	0	0	0	268,544	453,794
Executive Vice President/ CFO-COO (7)	2008	170,189	0	0	0	164,411	246,292	580,892

(1)                                  This number includes the 2009 accrual for the salary continuation benefits and nonqualified deferred compensation earnings.

(2)                                  Includes $12,200 in directors fees.

(3)                                  Includes Community Valley Bancorp’s contribution toward the cost of premiums for excess medical, dental and life insurance.

(4)                                  This amount includes other perks such as golf or country club dues, spouse attendance at director retreats or conferences, and use of bank owned auto, maintenance and fuel.

(5)                                  This amount does not include Community Valley Bancorp’s contribution under Community Valley Bancorp’s Employee Stock Ownership Plan which has not been determined

(6)                                  Mr. Robbins retired effective December 31, 2009.

(7)                                  Mr. Coger was appointed President and Chief Executive Officer of the Community Valley Bancorp and Butte Community Bank on January 21, 2010.

	Outstanding Equity Awards at 2009 Year-End
	Option Awards					Stock Awards
Director Name	(a) # of securities underlying unexercised option (#) exercisable	(b) # of securities underlying unexercised options (#) unexercisable	(c) Equity incentive plan awards: # of securities underlying unexercised unearned options (#)	(d) Option exercise price ($)	(e) Option expiration date	(f) # of shares or units of stock that have not vested (#)	(g) Market value of shares or units of sock that have not vested (#)	(h) Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)	(i) Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (#)
Keith C. Robbins	25,666	0	0	4.7109	04/30/2010
John F. Coger	216	0	0	4.7109	04/30/2010

	Pension Benefits for 2009
Executive Name	(a) Plan Name	(b) # of Years Credited Service (#)	(c) Present Value of Accumulated Benefit ($)	(d) Payments During Last Fiscal Year ($)
Keith C. Robbins	Executive Supplemental Retirement Plan (Deferred Compensation)	10	236,850	0
	Executive Salary Continuation Plan	18	2,982,881	0

John F. Coger	Executive Supplemental Retirement Plan (Deferred Compensation)	10	154,381	0
	Executive Salary Continuation Plan	18	954,322	0

Directors’ Non-Qualified Deferred Compensation Plan

Payouts of deferred compensation under Community Valley Bancorp’s Deferred Compensation Plan are available to Directors and certain executives, and will begin upon retirement, termination of employment, disability or death.  However, upon a showing of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier.  Benefits can be received either as a lump-sum payment or in annual installments.  Community Valley Bancorp does not formally fund the Deferred Compensation Plan and participants have a contractual commitment by Community Valley Bancorp to pay the amounts due under the Plan.  When such payments are due, the cash is distributed from Community Valley Bancorp’s general assets.  Community Valley Bancorp has purchased Bank-owned life insurance to offset this liability.  Annually, a participant may elect to defer base salary, bonus and/or Director fees.

	Nonqualified Deferred Compensation in 2009
Executive Name	(a) Executive Contributions in Last Fiscal Year ($)	(b) Company Contributions in Last Fiscal Year ($)	(c) Aggregate Earnings in Last Fiscal Year ($)	(d) Aggregate Withdrawals/ Distributions ($)	(e) Aggregate Balance at the End of the Last Fiscal year ($)
Keith C. Robbins	0	0	13,406	0	236,850
John F. Coger	10,000	0	8,737	0	154,381

2009 Non-employee Director Compensation

Annual compensation for non-employee Directors was comprised of cash compensation in the form of a monthly base fee and fees paid for committee meetings.  Effective February 16, 2010, the board of directors approved a suspension of all payments to directors other than travel fees.  Prior to such time, the base fee of $1,000 monthly was paid to all directors attending 75% or more of Board meetings with the Chairman of the Board receiving an additional $800 monthly; an additional $365 per regular or special meeting fee was paid to directors for actual attendance; an additional $350 per committee meeting attended (other than audit committee), though only one meeting fee is paid for two meetings held on the same day and those attending a third meeting on the same day is compensated at $50 for the third meeting.  In addition prior to February 16, 2010, Audit Committee members received $650 per audit committee meeting, and Committee Chairmen were paid an additional $50 for the first committee meeting held each month.  Directors also may receive stock option grants from time to time.

Director Compensation Table
Name	Fees ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Def Comp Earnings ($)	All Other Compensation ($)	Total ($)
M. Robert Ching	20,685	0	0	0	18,500	0	39,185
Eugene B. Even	29,750	0	0	0	0	0	29,750
John D. Lanam	29,180	0	0	0	0	0	29,180
Donald W. Leforce	32,415	0	0	0	33,772	0	66,187
Luther W. McLaughlin	29,280	0	0	0	0	0	29,280
Ellis L. Matthews	28,760	0	0	0	0	0	28,760
Robert L. Morgan	28,117	0	0	0	0	0	28,117
James S. Rickards	21,855	0	0	0	1,611	0	23,466
Gary B. Strauss	23,370	0	0	0	0	0	23,370
Hubert I. Townshend	22,935	0	0	0	0	0	22,935

Proposal 2:

Ratification of Selection of

Independent Registered Public Accounting Firm

The firm of Perry-Smith LLP, Sacramento, California, served as the independent registered public accounting firm of the Company through the year 2009.  The Company has selected Perry-Smith LLP to serve as the independent registered public accounting firm of the Company for the year 2010.  All services rendered by Perry-Smith LLP were approved by the Board, which has determined the firm of Perry-Smith LLP to be independent.

In the event shareholders do not ratify the selection of Perry-Smith LLP to serve as the independent registered public accounting firm of the Company for the forthcoming fiscal year, such selection will be reconsidered by the Company’s Audit Committee and the Board.

Ratification of the selection of Perry-Smith LLP to serve as the independent registered public accounting firm of the Company for 2010 requires the affirmative vote of a majority of the outstanding shares of the Company’s voting stock represented and voting at the meeting.

Management recommends that the shareholders vote “FOR” ratification of the selection of Perry-Smith LLP to serve as the independent registered public accounting firm of the Company for 2010.

Independent Accountants

The firm of Perry-Smith LLP served as certified independent public accountants for Community Valley Bancorp with respect to the year 2009, and Perry-Smith LLP has been appointed as Community Valley Bancorp’s certified independent public accountants for 2010.  Community Valley Bancorp’s board has determined the firm of Perry-Smith LLP to be fully independent of the operations of Community Valley Bancorp.

Aggregate fees billed by Perry-Smith LLP to Community Valley Bancorp for the year ended 2009 are as follows:

Audit fees	$264,257
Audit related fees	$22,050
Tax fees associated with consulting and return preparation	$47,040
Other fees	$45,218

The other fees were paid for services provided by Perry-Smith LLP for deferred tax assets review, allowance for loan losses review and review of the Company’s merchant services program.  The Audit Committee of Community Valley Bancorp has considered the provision of nonaudit services provided by Perry-Smith LLP to be compatible with maintaining the independence of Perry-Smith LLP.

Perry-Smith, LLP audited Community Valley Bancorp’s financial statements for the year ended December 31, 2009.  It is anticipated that a representative of Perry-Smith LLP will be present at the meeting and will be available to respond to appropriate questions from shareholders at the meeting.

Shareholder Proposals

Shareholder proposals to be submitted for presentation at the 2011 annual meeting of shareholders of Community Valley Bancorp must be received by Community Valley Bancorp no later than January 16, 2011.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by Community Valley Bancorp under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Certain Transactions

Some of the directors and executive officers of Community Valley Bancorp and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Butte Community Bank in the ordinary course of Butte Community Bank’s business, and Butte Community Bank expects to have banking transactions with such persons in the future.  In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the meeting other than those set forth above.  However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Community Valley Bancorp

Dated: May 1, 2010	James S. Rickards, Secretary

It is very important that every shareholder vote.  In order to facilitate the providing of adequate accommodations, when voting please also let us know whether or not you expect to attend the meeting.

A copy of Community Valley Bancorp’s annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2009 is included herewith and available without charge upon written request to Mr. John Coger at Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California, 95973, or may be obtained from the Community Valley Bancorp’s Web site at www.communityvalleybancorp.com.

Community Valley Bancorp

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints John F. Coger, Barbara Crouse and Gayle J. Lee, as proxyholders, with full power of substitution, to represent, vote and act with respect to all shares of common stock of Community Valley Bancorp which the undersigned would be entitled to vote at the meeting of shareholders to be held on June 3, 2010 at 6:00 p.m. at the Butte Community Bank branch located at 2041 Forest Avenue, Chico, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1.                                       Election of ten (10) persons to be directors.

M. Robert Ching, M.D.	Ellis L. Matthews
John F. Coger	Luther W. McLaughlin
Eugene B. Even	Robert L. Morgan, M.D.
John D. Lanam	James S. Rickards
Donald W. Leforce	Keith C. Robbins

☐	FOR ALL NOMINEES LISTED ABOVE	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space below:)

2.                                       Ratification of the selection of Perry-Smith LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       Transaction of such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Please Sign and Date below

The Board of Directors recommends a vote “FOR” all the matters listed above.  The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction.  If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management.  If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

(Please date this proxy and sign your name as it appears on your stock certificate.  Executors, administrators, trustees, etc., should give their full title.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by an authorized person.  All joint owners should sign.)

☐	I Do	☐	I Do Not	Expect to Attend the Meeting.

(Number of Shares)

(Please Print Your Name)

(Please Print Your Name)

(Date)

(Signature of Shareholder)

(Signature of Shareholder)

This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the secretary of Community Valley Bancorp a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.